Exhibit 99.3

[English translation of Chinese original]

CHINA TELECOMMUNICATIONS CORPORATION

– and –

CHINA TELECOM CORPORATION LIMITED

Centralized Service Agreement

CENTRALIZED AGREEMENT

This Agreement is made between the following two parties (hereinafter referred to collectively as “Both Parties” or “Party A and Party B”) on 13 April 2004, in Beijing, the People’s Republic of China (the “PRC”) BETWEEN:

Party A: China Telecommunications Corporation

Address: 31 Finance Street, Xicheng District, Beijing, the PRC

Legal Representative: Zhou Deqiang

Party B: China Telecom Corporation Limited

Address: 31 Finance Street, Xicheng District, Beijing, the PRC

Legal Representative: Zhou Deqiang

(1) Party A is established and legally exists as a state-owned enterprise under the PRC law. Party A owns the entire rights and interests in a number of subsisting companies located in the areas covered by Party B’s telecommunication services. For the purpose of this Agreement, “subsisting companies” means the state-owned enterprises at provincial level, established by Party A under the PRC law and legally exist in the provinces (prefectures, cities) covered by the telecommunication services of Party B, such enterprises being no longer in operation of telecommunication services upon completion of the restructuring and fund injection exercises of China Telecom in the relevant provinces pursuant to its plan in preparation for listing. In this Agreement, the expression “subsisting companies” also includes, if the context requires, any subsidiaries, branches or other controlled units of the subsisting companies, such as their subsidiary industrial companies.

(2) Party B is a company limited by shares established and legally exists under the PRC law, the overseas listed foreign shares of which are listed on the Stock Exchange of Hong Kong Limited (“HKSE”) and the New York Stock Exchange. For the purpose of this Agreement, “Party B” also includes, as the context requires, any subsidiaries whose shares are held directly or indirectly by Party B, including wholly-owned subsidiaries, subsidiaries and branches of and other units controlled by such subsidiaries.

(3) Party A and holding subsidiaries, any companies in which it has invested in return for shares and directly or indirectly owns an interest of over 30% of the share capital and other units under its control (excluding subsisting companies and Party B), and subsisting companies located in the service area of Party B, respectively provide certain services and products (“Comprehensive Services” or “Services” ) (see Clause 2 hereof for the specific scope of services) to Party B (referring China Telecom Corporation Limited) and its holding subsidiaries (including the branches, subsidiaries and other controlled units of such holding subsidiaries) which are not located in provinces (prefectures and cities) in which the subsisting companies are located.

“Party A” also includes, as the context requires, the holding subsidiaries of China Telecommunications Corporation, any company in which China Telecommunications Corporation has invested in return for shares and directly or indirectly owns an interest of over 30% of its share capital, other units under its control and legally existing companies, but excluding Party B.

On the basis of equity and reasonableness and upon friendly negotiation, Both Parties have reached this Agreement on the following terms and conditions regarding matters relating to Party A’s provision of Comprehensive Services to Party B:

1. Basic Principles

1.1 Party A shall provide Party B with the Comprehensive Services under this Agreement. Party A shall be entitled to charge reasonable services fees pursuant to the provisions hereof, and Party B shall perform its corresponding obligations to make payments.

1.2 The conditions on which Party A provides the Comprehensive Services shall not be less favorable to the conditions under which Party A may provide identical or similar services to any third party.

1.3 If Party A fails to provide or provide in full the Comprehensive Services under this Agreement through no fault of its own, Party A shall give Party B a written notice in time and shall make its best endeavors to assist Party B to obtain the identical or similar services from other channels.

1.4 The provisions of the Comprehensive Services contemplated under this Agreement by Party A to Party B shall be in conformity with the purposes agreed between Party A and Party B and the relevant standards stipulated by the State.

1.5 If one party breach this Agreement and thereby cause any loss to the other party, the breaching party shall be liable to the other party for prompt and full compensation for breach of agreement.

1.6 When either party performs its obligation hereunder, the other party shall provide the performing party with reasonable and necessary assistance.

2. Basic Contents of Comprehensive Services

2.1 Comprehensive services include:

Supply of telecommunication equipment (such as optics); engineering design, construction and supervision of communication (network), software upgrading, software licensing, system integration and manufacturing of phone cards.

3. Pricing Principles

3.1 Unless stipulated otherwise herein, the standards for pricing and/or charging for the Comprehensive Services hereunder shall be formulated in accordance with the principles and order stipulated in this Clause: the prices of the Comprehensive Services shall first follow the prices fixed by the Government, or failing that, shall be determined in the light of any government guiding prices, or failing that, shall be determined in the light of the market prices, or failing that, shall be determined by Party A and Party B through bilateral consultation, provided that the prices determined through consultation shall be based on the formula of adding reasonable profits to reasonable costs, and that “reasonable costs” mean the costs determined by Both Parties through bilateral consultation.

For the purpose of this Clause, “the prices fixed by the Government” refer to the prices formulated by the competent government department in charge of pricing matters or other relevant departments pursuant to their pricing duties, responsibilities and scope of authority and in accordance with the provisions of the Pricing Law of the People’s Republic of China.

For the purpose of this Clause, “government guiding prices” refer to the basic prices and their floating ranges, which are formulated as a guide for operators by the competent government department in charge of pricing matters or other relevant departments pursuant to their pricing duties, responsibilities and scope of authority and in accordance with the provisions of the Pricing Law of the People’s Republic of China.

For the purpose of this Clause, “market prices” refer to the prices formulated independently by the operator under market competition. The market prices shall be determined in the following order: (1) the prices then charged by an independent third party for the same type of services in the course of normal transactions made in the place where the services is provided or in the neighboring area; or (2) the prices then charged by an independent third party for providing the same type of services in the course of normal transactions made in the territory of the PRC.

3.2 The specific amount of service fee hereunder shall be calculated in accordance with the relevant accounting principles of the PRC applicable from time to time (if applicable).

3.3 Both Parties shall on the 31st day of December of each year examine and review the standards of next fiscal year for pricing each of the services and facilities provided hereunder, and shall enter into a supplemental agreement if necessary.

3.4 Both parties are expected to enter into specific services agreements from time to time where necessary. Such services agreements shall prescribe the specific services required by Party B then and set out the binding principles, criteria and the provisions of the relevant terms and conditions.

4. Specific Provision of Services and Payment of Services Fee

4.1 Before the 31st day of December of the year, both Parties shall determine through negotiation the annual plan for the supply and demand of services for the following year.

4.2 Party A and Party B shall ensure that their respective subsidiaries, branches and other controlled units shall enter into specific services agreements in accordance with the provisions of the annual plan for the supply and demand of services determined by Both Parties and the provisions hereof.

4.3 Except for termination of this Agreement under the provisions hereof, in the course of implementing the annual plan for the supply and demand of services, Both Parties may adjust the annual plan by way of agreement where necessary, and shall procure their subsidiaries, branches and controlled units to adjust their specific services agreements accordingly. If Both Parties fail to reach an agreement on the adjustments to be made to the annual plan, Party A shall at the request of Party B provide the corresponding services to Party B.

4.4 Party B shall, in accordance with the pricing and charging standards provided by this Agreement, the Supplemental Agreement hereto and the specific services agreement, make prompt payment of the service fee payable for the corresponding services received by Party B from Party A or its appointed agent. The service fee shall be settled every half year.

4.5 If Party B fails to pay the relevant service fee as scheduled under this Agreement, the Supplemental Agreement hereto and the specific services agreement, Party B shall pay a penalty to Party A, to be calculated at the rate of 0.05% of the overdue amount for each day (calendar day, to be referred to as “day” in the following paragraphs) of default. If the default lasts for sixty (60) days or more, Party A may by notice in writing to Party B suspend the corresponding services. If Party B fails to pay the relevant fee after thirty (30) days upon receipt of such written notification, Party A may declare immediate termination of the corresponding services. Nevertheless, any suspension or termination of the services shall not affect any rights or obligations of either party which occur prior to the same.

5. Both Parties’ Rights and Obligations

5.1 Party B’s Rights and Obligations

5.1.1 Party B’s rights

(1) Party B shall have the right to receive the services provided by Party A in accordance with the provisions hereof, including the receipt of such services through its subsidiaries, branches or other units under its control;

(2) Regarding any affiliated transaction, the auditors of Party B shall have the right to inspect the accounting records of Party A and its affiliated persons.

5.1.2 Party B’s obligations

(1) Party B shall ensure and/or procure that its subsidiaries, branches and other controlled units enter into specific services agreement with Party A in accordance with this Agreement, the Supplemental Agreement hereto and the annual plan;

(2) Party B shall coordinate for matters relating to a specific services agreement at the request of the other party thereto;

(3) Party B shall pay the fee for the relevant services in accordance with the provisions of this Agreement and various specific services agreements;

(4) Party B shall indemnify Party A or the party to the specific service agreement for any loss caused to that party as a result of a breach of any terms of this Agreement and any specific services agreement.

5.2 Party A’s Rights and Obligations

5.2.1 Party A’s Rights

(1) Party A shall have the right to obtain the services fee stipulated herein pursuant to law.

(2) Party A shall have an option to provide similar services to a third party provided that a guarantee is given that the services prescribed hereunder shall be provided to Party B and that the provision of such services shall not be affected.

5.2.2 Party A’s Obligations

(1) Party A shall ensure and/or procure that its subsidiaries, branches and other controlled units enter into the relevant specific services agreement with Party B or its subsidiaries, branches and other controlled units in accordance with this Agreement, the Supplemental Agreement hereto (if any) and the annual plan;

(2) Party A shall provide and supervise its subsidiaries, branches and other controlled units to provide quality services in accordance with the provisions hereof;

(3) Party A shall coordinate for matters relating to a specific services agreement at the request of the other party thereto;

(4) Party A shall indemnify Party B or the party to the specific service agreement for any loss caused to that party as a result of breach of any terms of this Agreement and any specific services agreement;

(5) Regarding affiliated transaction, Party A shall undertake to provide Party B’s auditors with the accounting records of Party A and its affiliated persons.

5.3 Both Parties hereby confirm that Both Parties are obliged to take such further actions and measures as necessary to ensure that the principles and contents of this Agreement is in compliance with the provisions on affiliated transactions of the Rules Governing the Listing of Securities on the Stock Exchange of Hong Kong Limited, including the signing of the relevant agreements and documents.

6. Priority Right

6.1 Regarding the same service, Party B may give a priority right to Party A if the terms and conditions offered by Party A to Party B are no less favorable than those offered by an independent third party;

6.2 Party A undertakes to Party B that Party A will not provide any services to Party B on terms less favorable than those offered by Party A to an independent third party;

6.3 Party A shall have the right to provide the relevant services to a third party only if no prejudice is consequently caused to the provisions of service to Party B in pursuance of this Agreement;

6.4 If Party A fails to satisfy the requirement of Party B hereunder, or if the terms offered by an independent third party are more favorable to those offered by Party A, Party B may obtain such services from the independent third party.

7. Duration

7.1 This Agreement shall commence with retrospective effect from 1 January 2004 after signing by the legal representatives of Both Parties or their authorized representatives with the common chops of Both Parties affixed. This Agreement shall be valid until 31 December 2004. Unless one party gives a three (3) months’ prior written notice to the other party that this Agreement shall not be extended, this Agreement shall be extended automatically for a period of one (1) year upon expiry. The validity period for each extension shall be one (1) year and such extension can continue for an unlimited number of times. Any automatic extension to this Agreement is subject to Part B’s satisfaction to the disclosure and announcement requirement of Hong Kong Listing Rule. Any extension to this Agreement shall be dated as of or ascending to the date following the expiration date of the effective term of this Agreement or the previous extension of this agreement.

7.2 The effectiveness of this Supplemental Agreement shall be conditional on the following:

(1) Party B completes its acquisition of various target companies (the acquisitions refers to an acquisition by China Telecom Corporation Limited from China Telecommunications Corporation of the entire interests of the following companies: Hubei Telecom Company Limited, Hunan Telecom Company Limited, Hainan Telecom Company Limited, Guizhou Telecom Company Limited, Yunnan Telecom Company Limited, Shaanxi Telecom Company Limited, Gansu Telecom Company Limited, Qinghai Telecom Company Limited, Ningxia Telecom Company Limited, Xinjiang Telecom Company Limited.

8. Representations, Warranties and Undertakings

Each party hereto makes the following representations, warranties and undertakings to the other party:

(1) It is an independent legal person established and validly existing in accordance with the PRC law. It has full power and authority (including, but not limited to the power and authority to obtain approvals, consents or permissions from the relevant competent government departments) to execute and perform this Agreement.

(2) None of the terms of this Agreement contravenes documents of its article of association or Law and Regulations of the PRC.

(3) It shall make its best endeavors to take or procure the other parties to take such action as necessary, appropriate or advisable under Law and Regulations of the PRC and this Agreement, so as to complete and effect the matters mentioned in this Agreement.

9. Force Majeure

9.1 Should both or either of the parties to this Agreement be prevented by force majeure from performing its/their obligations under this Agreement, neither party shall be liable to the other party, provided that the prevented party/parties shall notify the other party of the circumstances in writing within fifteen (15) days of the event, together with evidence, and shall make its/their best endeavors to minimize the loss caused by the force majeure event. Both or either of the parties shall continue the performance of this Agreement within a reasonable time after amelioration of the effects of the event.

9.2 In this Agreement, force majeure means any objective circumstances which are unforeseeable, unavoidable and insuperable.

10. Confidentiality

10.1 Neither of the parties hereto shall without the written consent of the other party provide or disclose to any third party any data or information on the business of the other party, but such obligations of confidentiality shall not apply where the confidential information is otherwise requested by any legal or administrative department in charge or the relevant securities regulatory commission.

11. Assignment

11.1 Neither party shall assignment any of its rights or obligations under this Agreement without the written consent of the other party.

12. Non-waiver

12.1 Except as otherwise expressly provided by law, no failure on the part of any party to exercise, and no delay on its part in exercising, any right, power or privilege under this Agreement shall be deemed to be a waiver thereof, nor will any partial exercise of such right, power or privilege preclude any further exercise thereof by the party.

13. Notice

13.1 Any notice or other communications to be given under this Agreement (“Notices”) shall be in writing and in the Chinese language.

13.2 Notices to be given under this Agreement shall be made by personal delivery, a recognised courier or facsimile transmission. The date on which the notices are deemed to have been duly delivered shall be determined in the following manner:

(1) any notice sent by personal delivery shall be deemed to have been delivered on the date of delivery;

(2) any notice sent by courier shall be deemed to have been delivered two (2) days after dispatch (postmark date); and

(3) any notice sent by facsimile shall be deemed to have been duly given on the date of receipt of machine printed confirmatory answerback.

13.3 The address of each party hereto for the purpose of receiving notices are as follows:

China Telecommunications Corporation	China Telecom Corporation Limited
Attention: Mr. Zhang Jianbin	Attention: Mr. Pang Tie
Mail address: 31 Finance Street, Xicheng District, Beijing, the PRC	Mail address: 31 Finance Street, Xicheng District, Beijing, the PRC
Postcode: 100032	Postcode: 100032
Telephone: 5850 1482	Telephone: 5850 1501
Facsimile: 5850 1500	Facsimile: 6601 0728

14. Settlement of Dispute

14.1 Any dispute arising between Both Parties out of the effectiveness, interpretation or performance of this Agreement shall first be resolved through friendly negotiation. In case no settlement can be reached through consultation within thirty (30) days from the date upon which such dispute arose, either party may initiate proceedings in a competent people’s court in the place where the address of Party A is located.

15. Miscellaneous

15.1 Neither party shall alter or amend this Agreement without the written confirmation by Both Parties. Upon consultation and agreement, Both Parties may amend this Agreement or enter into a supplemental agreement hereto. No amendment or supplemental agreement hereto shall be effective unless it is signed and sealed with the common chop by the respective legal representatives of Both Parties or their respective authorized representatives.

15.2 This Agreement is divisible. In other words, if any provision of this Agreement is determined to be illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall not affect the validity or performance of any other provisions of this Agreement.

15.3 This Agreement shall only apply to the provision of any Comprehensive Services which constitutes an affiliated transaction under Law and Regulations of the PRC and the Rules Governing the Listing of Securities on the Stock Exchange of Hong Kong Limited.

15.4 This Agreement shall be construed and governed in accordance with the PRC law.

15.5 This Agreement shall be made in six (6) counterparts with each party holding three (3) counterparts. All counterparts shall have the same force.

EXECUTION PAGE

(No text on this page)

IN WITNESS whereof this Agreement has been entered into by the legal representatives of the following parties or their authorised representatives on the day and year and in the place first above written.

China Telecommunications Corporation

Leal representative or its authorised representative:

China Telecom Corporation Limited

Leal representative or its authorised representative: